Exhibit No. 11
                    Commerce Bancorp, Inc. and Subsidiaries
                      Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)

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
                                                                Three Months Ended
                                                                      March 31,
Primary Net Income Per Share                                     1995         1994
Adjustment of income:
     Net income                                                 $5,243       $4,637
     Preferred stock dividends                                     141          393
                                                                ------       ------
     Adjusted net income applicable to
     common stock                                               $5,102       $4,244
                                                                ======       ======


Average shares of common stock and equivalents outstanding:
     Average common shares outstanding                           9,696        7,749
     Common stock equivalents - dilutive options                   241          229
                                                                ------       ------
     Average shares of common stock and
      equivalents outstanding                                    9,937        7,978
                                                                ======       ======


Net income per share of common stock                             $0.51        $0.53
                                                                ======       ======


Fully Diluted Net Income Per Share
Net income applicable to common stock
   on a fully diluted basis                                     $5,243       $4,637
Less:  additional ESOP contribution
   under the if-converted method                                    33           40
                                                                ------       ------
Adjusted net income applicable to
   common stock on a fully diluted basis                        $5,210       $4,597
                                                                ======       ======


Average number of shares outstanding on a fully
  diluted basis:
     Average common shares outstanding                           9,696        7,749
     Additional shares considered in fully
     diluted computation assuming:
        Exercise of stock options                                  241          241
        Conversion of preferred stock                              559        1,506
                                                                ------       ------
Average number of shares outstanding
   on a fully diluted basis                                     10,496        9,496
                                                                ======       ======


Fully diluted net income per share of
   common stock                                                  $0.50        $0.48
                                                                ======       ======
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